AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RUBIO’S RESTAURANTS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Rubio’s Restaurants, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.           That the name of the Corporation is Rubio’s Restaurants, Inc.

2.           That the Corporation filed with the Secretary of State of the State of Delaware its original Certificate of Incorporation on September 2, 1997.

3.           That the sole director of the Corporation duly adopted resolutions, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, proposing to amend and restate the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 24, 2010 as Exhibit A to the Certificate of Merger of MRRC Merger Co. with and into Rubio’s Restaurants, Inc. so filed on such date (the “Certificate of Incorporation”), declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its sole stockholder, and authorizing the officers of the Corporation to solicit the consent of the sole stockholder therefor.

4.           That said amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

5.           That this Amended and Restated Certificate of Incorporation, which amends and restates the provisions of the Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST:             The name of the corporation (the “Corporation”) is Rubio’s Restaurants, Inc.

SECOND:        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:            The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:        Effective as of the date and time that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware and becomes effective in accordance with Section 103 of the General Corporation Law of the State of Delaware (the “Effective Time”), the total number of shares of stock which the Corporation shall have authority to issue is 1,100 shares of common stock.  The following is a statement of the powers, privileges and rights in respect of each class of common stock of the Corporation after the Effective Time:

A.           Classes.  Of the common stock, 100 shares shall be designated as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and 1,000 shares shall be designated as Class B Common Stock, par value $0.01 per share (“Class B Common Stock”).  At the Effective Time, each share of common stock of the Corporation outstanding immediately prior to the Effective Time shall automatically, without further action on the part the Corporation or any holder of the Corporation’s stock, immediately and fully be reclassified as and shall become one (1) validly issued, fully paid and nonassessable share of Class B Common Stock.  The Class A Common Stock and Class B Common Stock (collectively the “Common Stock”) shall have the designations, preferences and other rights set forth in this Article FOURTH.

B.           Ranking.  The Class A Common Stock and the Class B Common Stock shall rank pari passu with each other with respect to the payment of dividends and other distributions.  No subdivision, consolidation, or reclassification to any class of Common Stock shall be effectuated unless each class of Common Stock is subdivided, consolidated or reclassified in the same manner.

C.            Voting.

 1.           Class A Common Stock.  Except as required by law or by the express terms of part (d) of Article FIFTH below, shares of Class A Common Stock shall not entitle the holder to vote on issues with respect to any matter presented to the stockholders of the Corporation for their action or consideration.

 2.           Class B Common Stock.  Each holder of outstanding shares of Class B Common Stock is entitled to one vote for each share held at each meeting of stockholders of the Corporation (and written actions in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration.  There shall be no cumulative voting.  At any meeting of the stockholders of the Corporation, the presence in person or by proxy of the holders of a majority of the shares of Class B Common Stock then outstanding and entitled to vote shall constitute a quorum.

 3.           Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor, as, if and when declared by the Board of Directors.  As and when any such dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share of Common Stock.

FIFTH:                  In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a)           Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation, such by-laws may be adopted, amended or repealed by the board of directors of the Corporation;

(b)           Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the by-laws of the Corporation;

(c)           Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the board of directors of the Corporation or in the by-laws of the Corporation; and

(d)           Except as provided to the contrary in the provisions establishing a class of stock, the number of authorized shares of a given class may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation, voting as a single class.

SIXTH:             A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to further reduce or to authorize, with the approval of the corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.  To the extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.  Any repeal or modification of any of the foregoing provisions of this Article SIXTH shall be prospective and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

SEVENTH:       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

*           *           *           *           *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Daniel E. Pittard, its President and Chief Executive Officer, this 24 day of August, 2010.

RUBIO’S RESTAURANTS, INC.

By:	/s/ Daniel E. Pittard
	Name:	Daniel E. Pittard
	Title:	President and Chief Executive Officer